EXHIBIT 3.27

ARTICLES OF INCORPORATION

OF

PETS AND PEOPLE, INC.

The name of this corporation is Pets and People, Inc.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

The name and address in the State of California of this corporation’s initial agent for service of process is:

Joe Weiss

5312 Ironwood Street

Rancho Palos Verdes, Ca. 90274

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is twenty-five thousand (25,000)

Dated: March 13, 1981	/s/ David S. Kirbach
David S. Kirbach

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ David S. Kirbach
David S. Kirbach

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

JOSEPH H. WEISS and MARCIA WEISS certify that:

1. They are President and Secretary, respectively, of PETS AND PEOPLE, INC., a California Corporation.

2. The first full sentence of the Articles of Incorporation of this corporation is amended to read as follows:

“The name of this corporation is PETS ‘N PEOPLE, INC.”

3. The following provision is hereby added to the Articles of Incorporation:

“The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.”

4. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

5. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 25,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: 05/28/92, 1992.

/s/ Joseph H. Weiss
JOSEPH H. WEISS, President

/s/ Marica Weiss
MARCIA WEISS, Secretary

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